Exhibit 99.1

News Release
3G Capital Completes Acquisition of Burger King Holdings, Inc.
Miami and New York—October 19, 2010—Burger King Holdings, Inc. (NYSE: BKC) (the “Company”) and 3G Capital today announced the completion of the previously announced transaction for an affiliate of 3G Capital to acquire the Company for $24.00 per share in cash, or approximately $4.0 billion in the aggregate, including the assumption of outstanding debt.
As previously announced, Bernardo Hees will become Chief Executive Officer of the Company, and Alexandre Behring, Managing Partner of 3G Capital, will assume the position of Co-Chairman of the Board of the Company effective immediately, alongside John Chidsey, the Company’s Chairman and Chief Executive Officer prior to the completion of the transaction.
“We are thrilled to complete this transaction and eager to continue building the BURGER KING® brand and enhance the guest experience in our restaurants all over the world,” said Mr. Hees. “We see many exciting opportunities for this business, including developing new product offerings and expanding the brand internationally. We believe the early success of the new BK® Breakfast menu demonstrates the efforts and strength of our franchise network in the U.S. We also are looking forward to collaborating closely with our international franchisees in pursuit of growth in areas such as Asia and Latin America. Together with the talented pool of colleagues at the Company and our franchisees, I am excited to work toward reaching the full potential of the iconic and world-renowned BURGER KING® brand.”
On September 2, 2010, the Company and 3G Capital announced that the Company and certain entities controlled by 3G Special Situations Fund II, L.P. had signed a definitive merger agreement pursuant to which the tender offer would be made. Pursuant to the merger agreement, Blue Acquisition Sub, Inc., an entity controlled by 3G Special Situations Fund II, L.P., commenced a tender offer on September 16, 2010 to acquire all outstanding shares of the Company at a price of $24.00 per share, net to the seller in cash. On October 15, 2010, 3G Capital announced the successful completion of the tender offer for all outstanding shares of common stock of the Company and that Blue Acquisition Sub, Inc. had accepted for payment all shares validly tendered and not withdrawn as of the expiration of the tender offer, which shares represented over 93% of the outstanding shares. Pursuant to the terms of the merger agreement, Blue Acquisition Sub, Inc. merged with and into the Company today and now the Company is the surviving corporation and a wholly-owned subsidiary of Blue Acquisition Holding Corporation, an entity controlled by 3G Special Situations Funds II, L.P. All outstanding shares of common stock of the Company, other than shares held by Blue Acquisition Holding Corporation, Blue Acquisition Sub, Inc. or the Company or shares held by the Company’s stockholders who have and validly exercise appraisal rights under Delaware law, were canceled and converted into the right to receive cash equal to the $24.00 offer price per share.
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As a result of the completion of the merger, the common stock of the Company will no longer be listed for trading on the New York Stock Exchange, which is expected to take effect by October 20, 2010.
Lazard, J.P. Morgan Securities LLC and Barclays Capital acted as financial advisors to 3G Capital. Kirkland & Ellis LLP acted as legal advisor to 3G Capital.
Morgan Stanley and Goldman, Sachs & Co. acted as the Company’s financial advisors. Skadden, Arps, Slate, Meagher & Flom LLP and Holland & Knight LLP acted as the Company’s legal advisors.
Contacts:
For Burger King Holdings, Inc.
Media:
Miguel Piedra
(305) 378-7277
Investors:
Sergio Mañas
(305) 378-7696
For 3G Capital
Steve Lipin, Brunswick Group LLC
(212) 333-3810
About Burger King Holdings, Inc.
The BURGER KING® system operates more than 12,150 restaurants in all 50 states and in 76 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. In 2008, Fortune magazine ranked Burger King Corp. (BKC) among America’s 1,000 largest corporations. BKC was recognized by Interbrand on its top 100 “Best Global Brands” list and Ad Week has named it one of the top three industry-changing advertisers within the last three decades. To learn more about Burger King Corp., please visit the Company’s Web site at http://www.bk.com.
About 3G Capital
3G Capital is a multi-billion dollar, global investment firm focused on long-term value creation, with a particular emphasis on maximizing the potential of brands and businesses. The firm and its partners have a strong history of generating value through operational excellence, board involvement, deep sector expertise and an extensive global network. 3G Capital works in close partnership with management teams at its portfolio companies and places a strong emphasis on recruiting, developing and retaining top-tier talent. Affiliates of the firm and its partners have controlling or partial ownership stakes in global companies such as Anheuser-Busch InBev, Lojas Americanas, the largest non-food and online retailer in Latin America, and America Latina Logistica (ALL), the largest railroad and logistics company in Latin America. 3G Capital’s main office is in New York City. For more information on 3G Capital, please go to http://www.3g-capital.com.
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Forward Looking Statements:
This press release may contain “forward-looking statements.” These forward-looking statements involve significant risks and uncertainties and are not guarantees of future performance. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements include, without limitation, statements regarding the intent of any parties about future actions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties, including risks and uncertainties relating to these matters that are discussed in documents filed with the SEC by the Company. Investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting the Company’s Investor Relations at 5505 Blue Lagoon Drive, Miami, Florida 33126, telephone number (305) 378-7696 or investor@whopper.com. Neither 3G Capital nor the Company undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.